FIRST AMENDMENT TO INDUSTRIAL BUILDING LEASE

This First Amendment to Industrial Building Lease (this “Amendment”) is dated to be effective as of December 14, 2017 (the “Effective Date”), by and between CLPF-RESEARCH CENTER, LLC, a Delaware limited liability company, successor-in-interest to NORTHWOOD RTC LLC, a Delaware limited liability company (“Landlord”), and CHIMERIX, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain Industrial Building Lease dated March 10, 2014 (the “Original Lease”, with the Original Lease and this Amendment being collectively hereinafter referred to as the “Lease”), for the leasing of approximately 7,925 square feet of space known as Suite E (the “Premises”) in the building commonly known as Research Tri-Center North I, located at 3501 Tri-Center Boulevard, Durham, North Carolina 27713 (the “Building”), which Building is part of that certain industrial project commonly known as Research Tri-Center (the “Project”), as more particularly described in the Lease.

WHEREAS, Tenant and Landlord desire to modify the Original Lease pursuant to the terms herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is the sole intent of Landlord and Tenant to hereby amend the Lease as follows:

1.Extension of Lease Term and Base Rent.

(a) Landlord and Tenant acknowledge and agree that, pursuant to the Original Lease, the Lease Term expires on July 31, 2018, however, Landlord and Tenant hereby agree to extend the Lease Term commencing on August 1, 2018 (the “Extension Commencement Date”) and expiring on July 31, 2021, and the Base Rent during such extension shall be as follows:

Months	Annual Base Rent Rate Per Sq. Ft.	Annual Base Rent	Monthly Installment of Base Rent
August 1, 2018 – July 31, 2019	$17.50	$138,687.50	$11,557.29
August 1, 2019 – July 31, 2020	$18.03	$142,887.75	$11,907.32
August 1, 2020 – July 31, 2021	$18.57	147.167.25	$12,263.94

Except as expressly amended or modified in this Amendment, Tenant will continue to pay all rent, including monthly Base Rent, Additional Rent and all other charges and expenses pursuant to the applicable terms and conditions of the Lease.

Fourth Amendment to Industrial Building Lease

(b)    Tenant and Landlord acknowledge and agree that except as expressly set forth in Section 2 below, Tenant shall have no right or option to extend the Lease Term beyond July 31, 2021.

2.	Renewal Option.

(a)    Provided that no Event of Default has occurred, and Tenant is occupying the entire Premises at the time of such election, Tenant may renew the Lease Term for one (1) additional period of five (5) years (the “Renewal Term”), by delivering written notice of the exercise thereof to Landlord not later than twelve (12) months before the expiration of the Lease Term (as such Lease Term is extended pursuant to Section 1 of this Amendment). The monthly Base Rent payable for each month during the Renewal Term shall be the Fair Market Value (hereinafter defined), as determined by Landlord at the commencement of the Renewal Term, provided, however, in no event shall the Fair Market Value be less than the Base Rent rate at the expiration of the Lease Term. As used herein, the term “Fair Market Value” shall: (1) mean the prevailing market rate at the commencement of the Renewal Term for leases in the RTP / I-40 corridor submarket of Raleigh/Durham, North Carolina of equivalent quality, size, utility and for similarly constructed buildings, (2) take into consideration the finish out and improvements within the Premises, and (3) take the length of the Renewal Term and the credit standing of Tenant into account. Within 30 days after receipt of Tenant’s written notice to renew, Landlord shall deliver to Tenant written notice of the Fair Market Value and shall advise Tenant of the required adjustment to monthly Base Rent, if any, and the other terms and conditions offered, if any. Tenant shall, within ten (10) business days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Fair Market Value and the other terms offered, if any. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Fair Market Value and the other terms offered, if any, in the time set forth herein (time being of the essence), then, on or before the commencement date of the Renewal Term, Landlord and Tenant shall execute an amendment to this Lease extending the Lease Term on the same terms provided in this Lease, except as follows: (i) monthly Base Rent shall be adjusted to the Fair Market Value; (ii) Tenant shall have no further renewal option unless expressly granted by Landlord in writing pursuant to a subsequent written agreement between Landlord and Tenant; (iii) any other terms and conditions agreed upon by Landlord and Tenant shall be included in such amendment; and (iv) Landlord shall lease to Tenant the Premises in their then-current condition, and, unless otherwise expressly agreed to between Landlord and Tenant in a written amendment to the Lease, Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

(b)    If Tenant rejects Landlord’s determination of the Fair Market Value, or fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Fair Market Value, or fails to execute an amendment to this Lease in connection with the exercise of its renewal option within twenty (20) days after receipt from Landlord, time being of the essence with respect thereto, Tenant’s rights under this Section 3 to extend the Lease Term for the Renewal Term shall terminate and Tenant shall have no right to renew this lease.

First Amendment to Industrial Building Lease                                PAGE 2

(c)    Tenant’s renewal rights under this Section 2 shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets the Premises, (3) Tenant fails to timely exercise its option under this paragraph or fails to timely execute and return an acceptable form of the lease amendment reference above, time being of the essence with respect thereto, or (4) Landlord determines, in its sole but reasonable discretion, that at the expiration of the Lease Term, Tenant’s tangible net worth has materially deteriorated compared with its tangible net worth as of the Effective Date.

3.    AS IS Condition of Premises. Tenant accepts the Premises (including, without limitation, all equipment, fixtures, systems and racking therein), the Building, the Common Areas and the Project in their AS IS, WHERE IS, WITH ALL FAULTS condition and state of repair existing as of the Effective Date, and Tenant agrees that Landlord shall not be required to perform any work, supply any materials, or incur any expense to prepare the Premises for Tenant’s occupancy, provided, however, nothing herein shall relieve Landlord of its obligations under Section 8 of the Lease.. Tenant shall, at its sole cost and expense, be solely responsible to obtain any and all licenses, permits and/or consents, if any, related to its use and occupancy of the Premises.

4.    Release of Landlord. Tenant, for itself and on behalf of its owners, employees, officers, subsidiaries and divisions, hereby waives and releases any and all known claims and causes of action, if any, which it has or may have against Landlord or any of its agents arising out of or in any way related to, directly or indirectly, the Original Lease and this Amendment, and/or the operation or condition of the Project, the Building and/or the Premises.

5.    Brokers. Landlord and Tenant represent and warrant that they have dealt with no broker, agent or other person in connection with this transaction except for Davis Moore Capital, who represents Tenant (the “Tenant’s Broker”), and Foundry Commercial, who represents Landlord (the “Landlord’s Broker”), and except for the Tenant’s Broker and Landlord’s Broker, no other broker, agent or other person brought about this transaction. Landlord agrees to pay a commission to the Tenant’s Broker and the Landlord’s Broker pursuant to a separate written agreement(s) between Landlord, Tenant’s Broker, and Landlord’s Broker. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any broker or finder other than the Tenant’s Broker and Landlord’s Broker on account of the execution of this Amendment and the transactions contemplated herein due to any action of the indemnifying party.
5.    Miscellaneous. Landlord and Tenant represent each to the other that it has full right and authority to enter into this Amendment. All other terms and conditions of the Lease, except as specifically amended or modified by this Amendment, shall remain in effect and unchanged. All terms used herein having initial capital letters and not otherwise herein defined shall have the meaning ascribed to such terms in the Lease, and effective as of the Effective Date, any defined terms in the Lease that are also defined herein, shall be replaced with the defined terms in this Amendment. If any conflict exists between the provisions in this Amendment and the Original Lease, then this Amendment controls. The Lease, including this Amendment, constitutes the entire agreement of the Landlord and Tenant with respect to the subject matter of the Lease and this Amendment, and contains all of the covenants and agreements of Landlord and Tenant with respect

First Amendment to Industrial Building Lease                                PAGE 3

thereto. The recitals set forth above are true and correct and are hereby incorporated herein by this reference. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Amendment are of no effect. This Amendment may not be altered, changed or amended except by an instrument in writing signed by both parties hereto. Except as modified in this Amendment, Landlord and Tenant hereby ratify and confirm all provisions of the Lease. Accordingly, the parties agree that the Lease remains in full force and effect with the exception of the lease terms and obligations that are amended herein.

[Signatures To Follow On Next Page]
[Remainder Of This Page Left Intentionally Blank]

First Amendment to Industrial Building Lease                                PAGE 4

THIS FIRST AMENDMENT TO INDUSTRIAL BUILDING LEASE is dated to be effective as of the date first written above.

TENANT:	CHIMERIX, INC.,
a Delaware corporation

By:    /s/ Timothy W. Trost
Name:     Timothy W. Trost
Title: SVP and CFO

LANDLORD:     CLPF-RESEARCH CENTER, LLC,
a Delaware limited liability company

By:    Clarion Lion Properties Fund Holdings, L.P.,
its sole member

By:    CLPF-Holdings, LLC, its general partner

By:    Clarion Lion Properties Fund Holdings REIT, LLC,
its sole member

By:    Clarion Lion Properties Fund, LP,
its managing member

By:    Clarion Partners LPF GP, LLC, its general partner

     By:     Clarion Partners, LLC, its sole member

By:    /s/ Jesse Harty
Name:     Jesse Harty
Title:      Vice President

First Amendment to Industrial Building Lease                                PAGE 5